EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Contacts:	Kipp A. Bedard	Daniel Francisco
	Investor Relations	Media Relations
	kbedard@micron.com	dfrancisco@micron.com
	(208) 368-4465	(208) 368-5584

MICRON TECHNOLOGY, INC., REPORTS RESULTS FOR THE
THIRD QUARTER OF FISCAL 2013

BOISE, Idaho, June 19, 2013 – Micron Technology, Inc., (NASDAQ: MU) today announced results of operations for its third quarter of fiscal 2013, which ended May 30, 2013. For the third quarter, the company had net income attributable to Micron shareholders of $43 million, or $0.04 per diluted share, on net sales of $2.3 billion. The results for the third quarter of fiscal 2013 compare to a net loss of $286 million, or ($0.28) per diluted share, on net sales of $2.1 billion for the second quarter of fiscal 2013, and a net loss of $320 million, or ($0.32) per diluted share, on net sales of $2.2 billion for the third quarter of fiscal 2012.

The company’s consolidated gross margin improved to 24 percent in the third quarter of fiscal 2013 compared to 18 percent in the second quarter of fiscal 2013. Gross margins for both DRAM and NAND Flash products improved due to increases in average selling prices. DRAM gross margins also benefited from decreases in manufacturing costs.

Revenues from sales of DRAM products in the third quarter of fiscal 2013 were 23 percent higher compared to the second quarter due to a 16 percent increase in average selling prices and a 6 percent increase in sales volume. Revenues from sales of NAND Flash products were 7 percent higher in the third quarter of fiscal 2013 compared to the second quarter primarily due to an 8 percent increase in Trade NAND Flash average selling prices.

Cash flows from operations for the third quarter of fiscal 2013 were $624 million, while investments in capital expenditures were $235 million. The company ended the third fiscal quarter with cash and investments of $2.9 billion.

“As the memory market shows improvement in both DRAM and NAND fundamentals, we continue to focus our efforts on advancing our operational efficiency,” said Micron CEO Mark Durcan. “We have also made progress in securing the necessary approvals related to the Elpida acquisition and are optimistic we will be able to close the transaction in our fiscal fourth quarter ending August 29, 2013.”

The company will host a conference call Wednesday, June 19 at 2:30 p.m. MDT to discuss its financial results. The call, audio and slides will be available online at http://investors.micron.com/events.cfm. A webcast replay will be available on the company’s website until June 25, 2014. A taped audio replay of the conference call will also be available at 1-404-537-3406 or 1-855-859-2056 (conference number: 91862727) beginning at 5:30 p.m. MDT, Wednesday, June 19, 2013 and continuing until 5:30 p.m. MDT, Wednesday, June 26, 2013.

Micron Technology, Inc., is one of the world’s leading providers of advanced semiconductor solutions. Through its worldwide operations, Micron manufactures and markets a full range of DRAM, NAND Flash and NOR Flash memory, as well as other innovative memory technologies, packaging solutions and semiconductor systems for use in leading-edge computing, consumer, networking, embedded and mobile products. Micron’s common stock is traded on the NASDAQ under the MU symbol. To learn more about Micron Technology, Inc., visit www.micron.com.

This press release contains forward-looking statements regarding future events that involve risks and uncertainties. For example, statements related to our expectations regarding the timing of the closing of the Elpida transaction are forward-looking statements. Various factors, including the possibility that the conditions to closing are not met, could cause actual events or results to differ materially from those anticipated by the forward-looking statements. Please refer to the Risk Factors section of our most recently filed Form 10-K and Form 10-Q for information on important factors that could cause the actual results for Micron on a consolidated basis to differ materially from those contained in our forward-looking statements. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

MICRON TECHNOLOGY, INC.
CONSOLIDATED FINANCIAL SUMMARY
 (in millions except per share amounts)

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30,	Feb. 28,	May 31,	May 30,	May 31,
	2013	2013	2012	2013	2012
Net sales	$2,318	$2,078	$2,172	$6,230	$6,271
Cost of goods sold	1,762	1,712	1,938	5,091	5,522
Gross margin	556	366	234	1,139	749
Selling, general and administrative	127	123	156	369	481
Research and development	226	214	231	664	683
Restructure and asset impairments (1)	55	60	5	94	11
Other operating (income) expense, net (2)	(1)	(8)	30	(17)	37
Operating income (loss)	149	(23)	(188)	29	(463)
Interest income (expense), net	(52)	(53)	(53)	(159)	(119)
Other non-operating income (expense), net (3)	(45)	(159)	(2)	(263)	24
Income tax (provision) benefit (4)	1	9	38	(3)	31
Equity in net losses of equity method investees	(10)	(58)	(115)	(120)	(262)
Net income attributable to noncontrolling interests	--	(2)	--	(2)	--
Net income (loss) attributable to Micron	$43	$(286)	$(320)	$(518)	$(789)

Earnings (loss) per share:
Basic	$0.04	$(0.28)	$(0.32)	$(0.51)	$(0.80)
Diluted	0.04	(0.28)	(0.32)	(0.51)	(0.80)

Number of shares used in per share calculations:
Basic	1,024.0	1,016.0	987.3	1,017.9	983.9
Diluted	1,046.6	1,016.0	987.3	1,017.9	983.9

CONSOLIDATED FINANCIAL SUMMARY, Continued

	As of
	May 30,	Feb. 28,	Aug. 30,
	2013	2013	2012
Cash and short-term investments	$2,552	$2,228	$2,559
Receivables	1,503	1,226	1,289
Inventories	1,732	1,721	1,812
Total current assets	5,886	5,364	5,758
Long-term marketable investments	347	546	374
Property, plant and equipment, net	6,830	6,973	7,103
Total assets	14,055	13,912	14,328

Accounts payable and accrued expenses	1,590	1,498	1,641
Current portion of long-term debt	357	350	224
Total current liabilities	2,342	2,117	2,243
Long-term debt (5)(6)	3,267	3,301	3,038

Total Micron shareholders’ equity	7,328	7,231	7,700
Noncontrolling interests in subsidiaries	698	729	717
Total equity (5)(6)	8,026	7,960	8,417

	Nine Months Ended
	May 30,	May 31,
	2013	2012
Net cash provided by operating activities	$1,094	$1,664
Net cash used for investing activities	(1,170)	(1,980)
Net cash provided by financing activities	57	347

Depreciation and amortization	1,440	1,713
Expenditures for property, plant and equipment	(964)	(1,367)
Payments on equipment purchase contracts	(162)	(132)
Net contributions from (distributions to/acquisitions of) noncontrolling interests	(22)	(702)
Noncash equipment acquisitions on contracts payable and capital leases	387	643

(1)	Restructure and asset impairments consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30,	Feb. 28,	May 31,	May 30,	May 31,
	2013	2013	2012	2013	2012
Loss on restructure of consortium agreement	$26	$--	$--	$26	$--
Loss on impairment of LED assets	25	1	--	29	--
Loss on impairment of MIT assets	--	62	--	62	--
Gain on termination of Transform lease	--	--	--	(25)	--
Other	4	(3)	5	2	11
	$55	$60	$5	$94	$11

In the third quarter of fiscal 2013, the company restructured a consortium agreement with STMicroelectronics S.r.l. (“ST”) whereby certain assets and approximately 500 employees from the company’s Agrate, Italy fabrication facility were transferred to ST. The consortium agreement supports the R&D activities of the company and ST and the manufacturing of semi-finished and advanced commercial semiconductor devices. In connection therewith, the company recognized a charge of $26 million in the third quarter of fiscal 2013.

In the third quarter of fiscal 2013, the company discontinued the development activities of its Light-emitting Diode (“LED”) operations. In connection therewith, the company recognized a charge of $25 million primarily to write down certain production assets used in the development of LED technology.

On February 25, 2013, the company entered into an agreement to sell Micron Technology Italia, S.r.l. (“MIT”), a wholly-owned subsidiary, including its 200 millimeter wafer fabrication facility assets in Avezzano, Italy, to LFoundry Marsica S.r.l. (“LFoundry”). The transaction closed on May 3, 2013.  In exchange for the shares of MIT, the company received a long-term note from LFoundry. Under the terms of the agreements, the company assigned to LFoundry its supply agreement with Aptina Imaging Corporation (“Aptina”) for CMOS image sensors manufactured at the Avezzano facility. The assets and liabilities of MIT were classified as held for sale in the second quarter of fiscal 2013 and were written down to their estimated fair values. As a result, in the second quarter of fiscal 2013, the company recorded an impairment loss of $62 million.

(2)	Other operating (income) expense consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30,	Feb. 28,	May 31,	May 30,	May 31,
	2013	2013	2012	2013	2012
(Gain) loss on disposition of property, plant and equipment	$5	$(10)	$4	$(10)	$10
Other	(6)	2	26	(7)	27
	$(1)	$(8)	$30	$(17)	$37

Other operating expense in the third quarter of fiscal 2012 includes $17 million from the termination of a lease with IM Flash Technologies, LLC (“IMFT”), a joint venture of the company, and a charge of $10 million to write off a receivable in connection with resolution of certain prior year tax matters.

(3)	Other non-operating income (expense) consisted of the following:

	3rd Qtr.	2nd Qtr.	3rd Qtr.	Nine Months Ended
	May 30,	Feb. 28,	May 31,	May 30,	May 31,
	2013	2013	2012	2013	2012
Gain (loss) from changes in currency exchange rates	$(45)	$(127)	$(1)	$(231)	$(14)
Loss on extinguishment of debt	--	(31)	--	(31)	--
Gain from disposition of investments	(1)	--	--	(1)	39
Other	1	(1)	(1)	--	(1)
	$(45)	$(159)	$(2)	$(263)	$24

Gain (loss) from changes in currency exchange rates in the third quarter, second quarter and first nine months of fiscal 2013 included currency losses of $47 million, $120 million and $225 million, respectively, from changes in the market value of currency hedges executed in connection with the company’s planned acquisition of Elpida Memory, Inc. and Rexchip Electronics Corporation.

Loss from extinguishment of debt in the second quarter of fiscal 2013 included $31 million recognized in connection with the partial repurchase of the company’s 2014 Notes.

In order to improve comparability with the company’s industry peers, gains and losses from currency exchange rates have been reclassified from operating to non-operating. As a result, $59 million of losses for the first quarter of fiscal 2013 and $1 million and $14 million of losses for the third quarter and first nine months of fiscal 2012, respectively, were reclassified from the amounts previously reported in other operating (income) expense to other non-operating income (expense).

(4)
Income taxes for the third quarter of fiscal 2013 included an $8 million tax benefit related to the sale of non-U.S. assets. Income taxes for the second quarter of fiscal 2013 included tax benefits related to two non-U.S. jurisdictions of $10 million for the favorable resolution of certain prior year tax matters, which was previously reserved as an uncertain tax position, and $9 million for a favorable change in tax law applicable to prior years. Income taxes for the third quarter and first nine months of fiscal 2012 included tax benefits of $42 million and $56 million, respectively, related to the favorable resolution of certain prior year tax matters, which were previously reserved as an uncertain tax position. Remaining taxes for the third quarters and first nine months of fiscal 2013 and 2012, respectively, primarily reflect taxes on the company’s non-U.S. operations. The company has a valuation allowance for its net deferred tax asset associated with its U.S. operations.  The (provision) benefit for taxes on U.S. operations in the third quarters and first nine months of fiscal 2013 and 2012 was substantially offset by changes in the valuation allowance.

(5)
On February 12, 2013, the company issued $300 million of 1.625% Convertible Senior Notes due February 2033 (the “2033E Notes”) and $300 million of 2.125% Convertible Senior Notes due February 2033 (the “2033F Notes” and together with the 2033E Notes, the “2033 Notes”). Issuance costs for the 2033 Notes totaled $16 million. The initial conversion rate for the 2033 Notes is 91.4808 shares of common stock per $1,000 principal amount, equivalent to an initial conversion price of approximately $10.93 per share of common stock. Upon issuance of the 2033 Notes, the company recorded $526 million of debt, $72 million of additional capital and $14 million of deferred debt issuance costs (included in other noncurrent assets). The difference between the debt recorded at inception and the principal amount ($31 million for the 2033E Notes and $43 million for the 2033F Notes) is being accreted to principal as interest expense through February 2018 for the 2033E Notes and February 2020 for the 2033F Notes, the expected life of the notes.

Concurrent with the issuance of the 2033 Notes, the company entered into capped call transactions (the “2013 Capped Calls”) that have initial strike prices of approximately $10.93 per share, subject to certain adjustments, which was set to equal the initial conversion price of the 2033 Notes. The 2013 Capped Calls have a cap price of $14.51 per share and cover an approximate combined total of 54.9 million shares of common stock. The 2013 Capped Calls are intended to reduce the potential dilution upon conversion of the 2033 Notes. The company paid $48 million to purchase the 2013 Capped Calls. The 2013 Capped Calls are considered capital transactions and the related cost was recorded as a charge to additional capital.

During the first quarter of fiscal 2013, the company entered into two credit facilities. The first was a three-year revolving credit facility. Under this credit facility, the company can draw up to $255 million. Amounts drawn would be collateralized by a security interest in certain accounts receivables. As of May 30, 2013, the company had not drawn any amounts under this facility. The second was a term note providing for borrowing of up to $214 million. Amounts drawn are payable in 10 equal semi-annual installments beginning six months after the draw date. As of the end of the third quarter of fiscal 2013, the note had been fully drawn and the outstanding balance was $195 million.

(6)
In connection with the offering of the 2033 Notes, on February 12, 2013, the company repurchased $464 million of aggregate principal amount of its 1.875% Convertible Senior Notes due June 2014 (the “2014 Notes”) for $477 million. The repurchase resulted in the derecognition of $431 million in debt for the principal amount (net of $33 million of debt discount) and $15 million in additional capital. The company recognized a charge of $31 million in the second quarter of fiscal 2013 associated with the early repurchase.